FOR IMMEDIATE RELEASE

CONTACTS:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

LODGENET TO PRESENT AT KAUFMAN BROS. CONFERENCE

     New York, NY, September 8, 2004 — LodgeNet Entertainment Corporation (NASD: LNET), one of the world’s largest providers of interactive television systems and broadband services to the hospitality industry, today will present at the Kaufman Bros. 7th Annual Communications, Media & Technology Conference in New York City.

     LodgeNet President and CEO Scott C. Petersen will comment that while the popularity of the Olympics was greater than anticipated, two blockbuster movies earned more than one million dollars each during the month of August. The million-dollar movies — Shrek 2 (DreamWorks), and The Day After Tomorrow (Fox) — premiered as part of LodgeNet’s August 2004 movie lineup in more than 945,000 interactive guest rooms throughout the United States and Canada. Nearly half of those rooms are served by LodgeNet’s digital system and satellite distribution network. “Looking ahead, we continue to see what looks like a line-up that is comparable to last year during the next few months, beginning with Harry Potter and The Prisoner of Azkaban and I, Robot, in hotels now, and the debut of Spiderman 2 on September 15th,” said Petersen.

     Petersen will also speak to recent developments in the area of new contract acquisitions. “We know that investors have been waiting to hear news of a Hyatt decision regarding its interactive television services provider. As far as we know, no final decision has been made, but we understand that Hyatt is in discussions with its current provider and in these situations we realize that the incumbent usually has the advantage. While we believe that Hyatt may stay with its current provider, we have been experiencing a very good year for new contract wins and we are ahead of our anticipated pace. In fact, in the last 12 months, we have acquired more than 60,000 rooms from competitors, including new contracts from Interstate, Felcor and Fairmont, as well as many properties from the Starwood, Marriott and Hilton brands.”

     The Company continues to expect that results for the third quarter will come within its previously issued financial guidance, however because of the impact the Olympics, the national political conventions and the recent hurricanes along the Eastern seaboard, the Company anticipates the results will most likely be at the lower end of that range. The Company’s third quarter guidance was for Revenue to be between $72.0 and $75.0 million, resulting in $24.5 to $26.0 million in Operating Income exclusive of Depreciation and Amortization and Earnings per share of between $(0.26) and $(0.18) for the third quarter.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is one of the world’s largest providers of interactive television systems and broadband services to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million rooms, including 967,000 interactive guest pay rooms, in approximately 5,900 hotel properties worldwide. LodgeNet estimates that during 2003 more than 260 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     NOTE: This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms and LodgeNet products and services; competitive conditions in the lodging industry; technological developments, developmental difficulties and delays; relationships with clients and property owners; changes in the Company’s relationships with strategic partners; potential effects of litigation; the availability of capital to finance growth; the impact of government regulations; and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

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